Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Ouster Inc. (the “Company”) on Form S-8 of our report dated March 8, 2021, except for the effects of the restatement discussed in Notes 2 and 9 as to which the date is June 30, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audit of the consolidated financial statements of Ouster Inc. (formerly Colonnade Acquisition Corp.) as of December 31, 2020 and for the period from June 4, 2020 (inception) through December 31, 2020, which report appears in the Annual Report on Form 10-K/A for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

July 12, 2021